POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints each of Paul M. Harmon, Kurt F. Bock or Robert W. Rush, Jr., to act as attorney-in-fact and agent, with power of substitution and resubstitution, for the undersigned in any and all capacities to sign the Registration Statements of COUNTRY Mutual Funds Trust and pre- or post-effective amendments thereto, and to file the same with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, whereby ratifying and conforming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Date:March 27, 2007

/s/ Carson H. Varner Jr.
Carson H. Varner Jr., Trustee

Subscribed and sworn to me this 27th day
of March, 2007.

Jan Jolynn Staley

OFFICIAL SEAL
JAN JOLYNN STALEY
NOTARY PUBLIC, STATE OF ILLINOIS
My Commission Expires 10/19/2010